Exhibit 2.1

Business Acquisition Agreement

This Business Acquisition Agreement (“Agreement”) is entered into by and between the following Parties as of July 31st, 2009, in Shenzhen:

(1) Shenzhen Newway Digital S&T Co.,LTD (“Newway” or “Seller”)

(2) Shenzhen Xinguochuang Information Technology Co. LTD (“XGC IT”or “Buyer”)

AND

(3) Jingwei International Limited (“JINGWEI”)

WHEREAS:
(1) JINGWEI is a company registered under the laws of Nevada. It is listed on OTCBB and operates its telecom-related businesses in mainland China. Shenzhen XGC IT, a 100%-owned subsidiary of JINGWEI, is registered under the laws of China.

(2) Newway is a company registered in Shenzhen under the laws of China.

(3) Newway is willing to sell and XGC IT is willing to buy the value added service and Channel sales business of Newway.

Now, THEREFORE, THIS AGREEMENT WITNESSE that in consideration of the premises and mutual covenants and provisions herein contained, reached the following terms and conditions:

1.	Acquisition

The Seller will sell and the Buyer will buy the value-added service and Channel sales of Newway. The acquired value-added service includes: WAP (Wireless Application Protocol), IVR (Interactive Voice Respons), Game download, Color ring, SMS (Short Messaging Service).

2.	Payment:

The Buyer agreed to pay the Seller an acquisition fee of RMB 45,000,000.00 in the forms of both cash and shares. From the effective date of this Agreement, all value-added service and relevant Channel sales businesses of the Seller will be transferred to the Buyer.

2.1 Payment in Cash:

The total amount in cash payment is 22.5 million. The Buyer shall pay the Seller 10 million within 1 month and another 12.5 million within 3 month from the effective date of this Agreement. The Seller agrees that the net income made by the acquisition business will be not less than RMB 30 million in the following 2 years from the effective date.

2.2 Payment in JINGWEI shares:

The remaining 22.5 million shall be paid in shares with a par value at $1 per share. The lock-up period of shares is 1 year, from July 31st, 2009 to 30th, June, 2010. The shares will be granted to the Seller provided that the term 2.1 and the following two requests are entirely executed:

a）	The acquired value-added business shall make no less than RMB 30million in sales revenue and no less than RMB 15 million in net income for the first fiscal year ending 06/30/2010.

b）	The acquired value-added business shall make no less than RMB 40million in sales revenue and no less than RMB 15million in net income for the second fiscal year ending 06/30/2011.

2.3 If the acquired value-added business makes more than RMB10 million in net income, but less than RMB15 million for the first fiscal year ending 06/30/2010, the number of JINGWEI shares to be granted to the Seller will be reduced by half. If the net income is more than RMB8 million but less than RMB 10 million, no JINGWEI shares will be granted.

2.4 If the acquired value-added business makes less than RMB 8 million in net income for the first fiscal year ending 06/30/2010, no JINGWEI shares will be granted, and the Seller shall return RMB 6.25 million in cash to the Buyer no later than 09/30/2010.

3.	Confidentiality

Each party agrees to maintain the trust and confidentiality of all business, marketing, technology and agrees that it shall be used only for the contemplated purpose, and shall not be used for any other purpose or disclosed to any third party under any circumstances whatsoever.

4.	General

4.1 No amendment, modifications or rescission of this Agreement shall be effective unless set forth in writing signed by a duly authorized representative of each Party.

4.2 This Agreement shall be governed by, interpreted, and enforced in accordance with the substantive laws of the People’s Republic of China.

4.3 The parties agree that they shall use their best efforts to resolve amicably any dispute or difference arising from or in connection with this Agreement. If the parties are unable to settle the dispute or difference within 30 days from the delivery by any party of a notice confirming the existence of the dispute, any party may submit the dispute to Shenzhen Arbitration Commission for arbitration in accordance with its rules and procedures.

4.4 This Agreement shall become effective on the date when the Parties signed this Agreement.

IN WITNESS WHEREOF, the parties, by their duly authorized signatories, have executed this Agreement.

Jingwei International Limited

Authorized Signature

CEO

Title

8th,June, 2009

Date

Shenzhen Xinguochuang Information Technology Co. LTD

Authorized Signature

Manager

Title

8th,June, 2009

Date

Shenzhen Newway Digital S&T Co.,LTD

Authorized Signature

Representative

Title

8th,June, 2009

Date